February 26, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Commissioners:

I refer to the Form 24f-2 dated February 26, 1996 with respect to the Registration Statements on Form N-1A relating to Transamerica Investors, Inc, File Nos. 811-9010 and 33-90888. The initial Registration Statement registered an indefinite number of securities of the Fund pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Form 24f-2 makes definite the amount of securities of the Fund which were so registered under the Registration Statements.

I have examined and relied upon copies of the Registration
Statements and all amendments thereto, as well as the Form 24f-2, and I have examined and relied upon originals, or copies certified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

Based on the foregoing, I am of the opinion that the shares of the Fund, the registration of which the Form 24f-2 makes definite in amount, were duly authorized and legally issued, and are fully-paid and nonassessable.

I hereby consent to the use of this opinion in connection with the filing of the Form 24f-2.

Very truly yours,



Reid A. Evers
Secretary

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